As filed with the Securities and Exchange Commission on June 14, 2012.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERISAFE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Texas	75-2069407
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2301 Highway 190 West

DeRidder, Louisiana 70634

(Address of Principal Executive Offices Including Zip Code)

2012 Equity and Incentive Compensation Plan

(Full Title of the Plan)

Kathryn H. Rowan

Senior Vice President and General Counsel

2301 Highway 190 West

DeRidder, Louisiana 70634

(337) 463-9052

(Name, Address and Telephone Number of Agent For Service)

With a copy to:

James E. O’Bannon

Jones Day

2727 N. Harwood St.

Dallas, Texas 75201

(214) 220-3939

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	500,000(1)	$26.79(2)	$13,395,000.00(2)	$1,536.00

(1)	Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock, par value $0.01 per share (the “Common Stock”), of AMERISAFE, INC., a Texas corporation (the “Registrant”), as may become issuable pursuant to the anti-dilution provisions of the Registrant’s 2012 Equity and Incentive Compensation Plan (the “Plan”).
(2)	Estimated solely for the purposes of determining the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices of the Common Stock on the Nasdaq Stock Market on June 12, 2012, a date that is within five business days prior to filing.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I is included in documents sent or given to participants of AMERISAFE, Inc.’s 2012 Equity and Incentive Compensation Plan pursuant to Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Commission on March 9, 2012;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2012 filed with the Commission on May 10, 2012;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on March 28, 2012; and

(d)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on September 9, 2005, and all amendments and reports filed with the Commission for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our Certificate of Formation and Bylaws provide that, to the fullest extent permitted by the Texas Business Organizations Code (the “TBOC”), as it may be amended from time to time, and any other applicable law, no director of AMERISAFE, Inc. shall be personally liable to the Company or its shareholders for any act or omission occurring in the performance of the director’s duties as a director.

Under Section 8.101 of the TBOC, subject to the procedures and limitations stated therein, we may indemnify a director or officer (a “governing person”) who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the governing person is or was a governing person of the Company or serving in such capacity with respect to another entity at the Company’s request, against judgments, court costs, penalties, excise and similar taxes, fines, settlements, and reasonable attorneys’ fees actually incurred by the governing person in connection with the proceeding if it is determined that the governing person seeking indemnification:

•	acted in good faith;

•

reasonably believed, when acting in his or her official capacity, that his or her conduct was in the best interests of the Company, and, when not acting in such capacity, believed that his or her conduct was not opposed to the best interests of the Company; and

•	in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We are required by Section 8.051 of the TBOC to indemnify a governing person against reasonable expenses actually incurred by the governing person in connection with a proceeding in which the governing person is a named defendant or respondent because the governing person is or was in that position if the governing person has been wholly successful, on the merits or otherwise, in the defense of the proceeding. The TBOC prohibits us from indemnifying a governing person in respect of a proceeding in which the person is found liable to us or on the basis that a personal benefit was improperly received by the governing person, other than reasonable expenses actually incurred by the governing person in connection with the proceeding; provided, that the TBOC further prohibits us from indemnifying a governing person in respect of any such proceeding in which the person is found liable for willful or intentional misconduct in the performance of the governing person’s duties, breach of the governing person’s duty of loyalty to the Company, or an act or omission not committed in good faith that constitutes a breach of duty owed by the governing person to the Company.

Under Section 8.052 of the TBOC, a court of competent jurisdiction may order us to indemnify a governing person to the extent the court determines that the governing person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances; however, if the governing person is found liable to us or is found liable on the basis that a personal benefit was improperly received by the governing person, the indemnification will be limited to reasonable expenses actually incurred by the governing person in connection with the proceeding.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Formation of AMERISAFE, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 6, 2010)

4.2	Amended and Restated Bylaws of AMERISAFE, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on August 6, 2010)

5.1	Opinion of Counsel

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Power of Attorney

99.1	2012 Equity and Incentive Compensation Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 27, 2012)

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of DeRidder, State of Louisiana, on this 14th day of June, 2012.

AMERISAFE, INC.

By:	/s/ G. Janelle Frost
G. Janelle Frost
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated and on June 14, 2012.

Signature	Title

/s/ C. Allen Bradley, Jr. C. Allen Bradley, Jr.	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

/s/ G. Janelle Frost G. Janelle Frost	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

* Philip A. Garcia	Director

* Jared A. Morris	Director

* Millard E. Morris	Director

* Daniel V. Phillips	Director

* Randy Roach	Director

* Sean M. Traynor	Director

* Austin P. Young, III	Director

*	This Registration Statement has been signed on behalf of the above officers and directors by G. Janelle Frost, as attorney-in-fact, pursuant to a power of attorney filed as Exhibit 24.1 to this Registration Statement.

DATED: June 14, 2012	By:	/s/ G. Janelle Frost
G. Janelle Frost

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Formation of AMERISAFE, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 6, 2010)

4.2	Amended and Restated Bylaws of AMERISAFE, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on August 6, 2010)

5.1	Opinion of Counsel

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Power of Attorney

99.1	2012 Equity and Incentive Compensation Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 27, 2012)